AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 2021

Registration Statement No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SIMPLICITY ESPORTS AND GAMING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	82-1231127
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7000 W. Palmetto Park Rd., Suite 505 Boca Raton, FL	33433
(Address of Principal Executive Offices)	(Zip Code)

Simplicity Esports and Gaming Company Non-Plan Based Shares

(Full title of the plan)

Jed Kaplan

Chief Executive Officer

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

(Name and address of agent for service)

(855) 345-9467

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.001 per share	18,125 shares	(4)	$13.15	$238,343.75	$26.00

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may from time to time be offered or issued in respect of the securities registered by this registration statement as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. Based on the average of high ($13.15) and low ($13.15) sale prices of the common stock, as quoted on the OTCQB tier of the OTC Markets on March 12, 2021, which date is within five business days prior to filing this registration statement.

(3) Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

(4) This registration statement covers the resale of 18,125 shares of common stock that have been previously issued to the selling stockholder named in this registration statement pursuant to agreements with such selling stockholder for the provision of advisory services to the issuer.

EXPLANATORY NOTE

Simplicity Esports and Gaming Company (the “Company”) has prepared this registration statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of resale or reoffer thereof, 18,125 shares of the Company’s common stock issued prior to the filing of this Registration Statement and held by the selling stockholder named herein in connection with such selling stockholder’s provision of services to the Company.

This Registration Statement contains two parts. The first part contains a “reoffer” prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The reoffer prospectus permits reoffers and resales of those shares referred to above that constitute “restricted securities,” within the meaning of Form S-8, by the selling stockholder named herein. The second part contains information required to be set forth in the Registration Statement pursuant to Part II of Form S-8.

The Company will provide, without charge, to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are also incorporated by reference in the reoffer prospectus as set forth in Form S-8), other than exhibits to such documents that are not specifically incorporated by reference.

REOFFER PROSPECTUS

18,125 SHARES

SIMPLICITY ESPORTS AND GAMING COMPANY

COMMON STOCK

This prospectus relates to 18,125 shares (the “Shares”) of common stock, par value $0.001 per share, of Simplicity Esports and Gaming Company (“Simplicity Esports,” the “Company,” “we” or “our”) which may be offered from time to time by the selling stockholder of the Company, named herein, for such stockholder’s own account. We will not receive any proceeds from any sale of common stock offered pursuant to this prospectus.

The selling stockholder may offer and sell the Shares at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The Shares may be sold at the market price of our common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares. The Shares may be sold through underwriters or dealers which the selling stockholder may select. If underwriters or dealers are used to sell the Shares, we will name them and describe their compensation in a prospectus supplement. For a description of the various methods by which the selling stockholder may offer and sell the Shares described in this prospectus, see the section entitled “Plan of Distribution.”

Our common stock is quoted on the OTCQB tier of the OTC Markets under the symbol “WINR.” On March 17, 2021, the closing price of our common stock was $14.24.

THE SHARES BEING OFFERED ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THEY SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 10 OF THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information from that contained in this prospectus or in any free writing prospectus that we may authorize. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

The date of this prospectus is March 18, 2021.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are not guarantees of future performance. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition, results of operations and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this prospectus. Many of the factors that will determine these items are beyond our ability to control or predict. For a further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” herein and other risk factors included in our reports filed with the Securities and Exchange Commission (the “SEC”).

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date of this prospectus.

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THE COMPANY

Industry Overview

Esports is the competitive playing of video games by amateur and professional teams for cash prizes. Esports typically takes the form of organized, multiplayer video games that include real-time strategy, fighting, first-person shooter, and multiplayer online battle arena games. As of March 18, 2021, the three largest selling esports games are Dota 2®, League of Legends® (both multiplayer online battle arena games) and Counter Strike: Global Offensive® (a first-person shooter game). Other popular games include SMITE®, StarCraft II®, Call of Duty®¸ Heroes of the Storm®, Hearthstone® and Fortnite®. Most major professional esports events and a wide range of amateur esports events are broadcast live via streaming services including twitch.tv, azubu.tv, ustream.tv and youtube.com. Esports also includes games which can be played, primarily by amateurs, in multiplayer competitions on the Sony PlayStation®, Microsoft Xbox® and WII Nintendo® systems.

Although official competitions have long been a part of video game culture, participation and spectatorship of such events have seen a global surge in popularity over the last few years with the rapid growth of online streaming. The advent of online streaming technology has turned esports into a global industry that includes professional players and teams competing in major events that are simultaneously watched in person in stadiums, and by online viewers, which regularly exceed 1,000,000 viewers for major tournaments. According to Business Insider, over 100 million viewers saw the 2019 League of Legends® World Championships in person and online. CNBC reported in April 2019 that League of Legends® World Championships attract more viewers than the Super Bowl. Much like how there is a worldwide gaming market for the sports industry, there has now developed a worldwide gaming market for the esports industry. The impact has been so significant that many video game developers are now building features into their games designed to facilitate competition.

According to Newzoo, a global leader in esports, games and mobile intelligence, the total global esports audience was 500 million in 2019, with an anticipated 27.5 million American gamers, and such global audience is expected to reach 646 million by 2023. In addition, according to Newzoo, esports produced $950 million in 2019 revenue and is projected to reach $1.1 billion in 2020 and $1.6 billion in 2023. Esports enthusiasts, which are people who watch professional esports content at least once a month, made up 201.2 million of the 2018 total, up from 143.2 million in 2017. With a compound annual growth rate (“CAGR”) (2017-2022) of +15.7%, this number is expected to reach almost 297 million in 2022. The global average revenue per esports enthusiast, which includes not only gaming revenue, but also sponsorships advertising and all other esports related revenues, is projected to be $5.45 in 2019, up +8.9% from $5.00 in 2018. The number of occasional esports viewers, (people who watch professional esports content less than once a month), is expected to reach 252.6 million in 2019, up from 221.6 million in 2018, and is projected to grow with a CAGR of +12.6% to surpass 347 million in 2022. The number of people who are aware of esports worldwide is expected to reach 1.8 billion in 2019, up from 1.6 billion in 2018. According to Newtech Mag, China and the U.S. have the largest populations of esports fans, with Brazil ranking first in Latin America, which is the fastest growing gaming market, and third globally, with 20 million fans. The increasing prominence of esports as a mainstream entertainment industry is driving the growth in awareness in most regions. Audience and awareness growth in the emerging regions of Latin America, Middle East and Africa, Southeast Asia, and Rest of Asia is largely driven by improving IT infrastructure and urbanization. We believe the rise of new franchises, such as Player Unknown’s Battlegrounds® or PubG®, is an important global growth factor as the influx of millennials should continue to drive the growth of the esports industry’s audience and in turn, the esports gaming industry.

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In 2019, there were 885 major esports events that generated an estimated $56.3 million in ticket revenues. The total prize money of all esports events held in 2019 reached $167.4 million, a slight increase from $150.8 million in 2018. The League of Legends® World Championship was 2019’s biggest tournament by live viewership hours on Twitch and YouTube, with 105.5 million hours. It also produced $1.9 million in ticket revenues. The Overwatch® League was the most-watched league by live viewership hours on Twitch and YouTube, generating 104.1 million hours. A report by Forbes estimates that the top 12 esports teams had 2019 revenues of between $8 million and $29 million and were valued at between $120 million and $400 million.

Business Overview

We are a global esports organization, with an established brand, that is capitalizing on the growth in esports through three business units, Simplicity One Brasil Ltda (“Simplicity One”), Simplicity Esports, LLC (“Simplicity Esports LLC”) and PLAYlive Nation, Inc. (“PLAYlive”). We believe that we are the only SEC reporting-completely integrated-esports company that owns a League of Legends franchise. Additionally, we have the largest network of corporate and franchisee owned esports gaming centers in North America.

Our Esports Teams

We own and manage numerous professional esports teams domestically and internationally. Revenue is generated from prize winnings, corporate sponsorships, advertising, league subsidy payments and potential league revenue sharing payments from the publishers of video games.

Domestic Esports Teams – Simplicity Esports LLC

Through our wholly owned subsidiary Simplicity Esports LLC, we own and manage numerous professional esports teams competing in games such as Overwatch, Apex Legends, Heroes of the Storm and more. We are committed to growing and enhancing the esports industry, fostering the development of amateurs to compete professionally and signing established professional gamers to support their paths to greater success.

International Esports Team - Simplicity One Brasil

Since January 2020, through our 76% owned subsidiary Simplicity One Brasil, we manage Flamengo eSports, one of the leading Brazilian League of Legends® teams. Flamengo eSports was established in 2017 as the Esports division of Clube de Regatas do Flamengo, a successful Brazilian sports organization, with over 30 million followers across social media accounts, known for its world-famous soccer team. Flamengo eSports’ League of Legends® team won the CBLoL Championship in September 2019, which qualified the team to compete at the 2019 League of Legends® World Championship in Europe as one of 24 teams from 13 different regions around the world. Flamengo Esports @flaesports was ranked as the 9th most tweeted about esports organization in the world in 2020. With cost cutting steps taken during April 2020, and anticipated additional sponsorship revenue, this business unit is expected to be cash flow positive by July 2021.

Online Tournaments

In response to demand from customers for online esports tournaments which was in all likelihood triggered by the social distancing protocols attendant to the COVID-19 pandemic, we introduced in March 2020 an initiative of online esports tournaments. Since March 2020, through our wholly owned subsidiary Simplicity Esports LLC, we have been holding weekly online esports tournaments.in the United States In addition, we commenced promoting these weekly online tournaments via text messages to our database of over 400,000 paying esports gaming center customers, which we acquired in our acquisition of PLAYlive. If we can convert merely 1% of these existing customers from the PLAYlive database to play in our paid online tournaments, we anticipate this business unit may generate approximately $1 million in annual revenues. At a 5% conversion rate, this business segment may generate approximately $5 million in annual revenue. Management also intends to sell sponsorship and marketing activations for these online tournaments which would create additional revenue. We also announced our initiative to offer play at home online tournaments in Brazil in June 2020.

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Our Gaming Centers

We currently own and operate 11 corporate and 22 franchise esports gaming centers , through our wholly owned subsidiaries Simplicity Esports LLC and PLAYlive, throughout the U.S. giving casual gamers the opportunity to play in a social setting with other members of the gaming community. In addition, aspiring and established professional gamers have an opportunity to compete in local and national esports tournaments held in our gaming centers for prizes, notoriety, and potential contracts to play for one of our professional esports teams. In this business unit, revenue is generated from franchise royalties, the sale of game time, memberships, tournament entry fees, birthday party events, corporate party events, concessions and gaming-related merchandise.

Our business plan encompasses a brick and click physical and digital approach to further recognize revenue from all verticals, which we believe to be unique in the industry. The physical centers, together with our esports teams, lifestyle brand and marketing campaigns offer opportunities for additional revenue via strategic partnerships with both endemic and non-endemic brands. Our ultimate goal is to further engage a diverse fan base with a 360-degree approach driving traffic to both our digital platform, tournaments (online and in-person) and physical real estate to maximize the monetization opportunities with these relationships. In addition, we have proprietary intellectual capital, fan engagement strategies and brand development blueprints which complement our publicly available information.

Optimally, the esports gaming centers of Simplicity Esports LLC (“Simplicity Esports Gaming Centers”) will measure between 1,200 and 2,000 square feet, with dozens of gaming stations. The Simplicity Esports Gaming Centers will feature cutting edge technology, futuristic aesthetic décor and dynamic high-speed gaming equipment. We believe our brick-and-click strategy will present attractive opportunities for sponsors and advertisers to connect with our audience, creating an intriguing monetization opportunity for sponsors and advertisers. Currently we operate approximately 110,000 square feet of retail space in desirable, high traffic locations.

Creating content that engages fans, sponsors and developers, while promoting our brand is one of our primary goals. Our talented team will continue to produce unique in-depth content which showcases aspects of esports for fans. We seek to reach a broad demographic encompassing the casual, amateur and professional gaming community. Our philosophy is to enhance our footprint for both endemic and non-endemic partnerships. We believe we possess a deep perception of our markets and understand the new age of branding while maintaining authenticity to the gaming community that comprises our fan base.

As a result of COVID-19 (discussed below), all of our corporate and franchised Simplicity Gaming Centers were closed effective April 1, 2020. We commenced reopening Simplicity Gaming Centers on May 1, 2020 and have since reopened 10 corporate and 12 franchised Simplicity Gaming Centers as of March 18, 2021, the majority of which are operating at restricted capacity based on local COVID-19 regulations. See “Risk Factors—Public health epidemics or outbreaks, such as COVID-19, could materially and adversely impact our business.”

The 11 franchise owned gaming centers that we have acquired to date generated over $2 million of revenue in 2019.  We project a total of 22 corporate owned gaming centers by year end 2021 and accordingly expect annual revenues to increase in 2021.

Corporate Gaming Centers

Through our subsidiary entities, we currently operate 11 corporate-owned retail Simplicity Esports Gaming Centers, eight of which were acquired during the last quarter of 2019. We expect to acquire the assets of four more franchisee owned esports gaming centers, and convert them to corporate owned gaming centers during the first calendar quarter of 2021.  Furthermore, we have engaged a national tenant representation real estate broker to assist in the strategic planning and negotiations for our future Simplicity Esports Gaming Center locations. We contemplate that new Simplicity Esports Gaming Centers will be funded by us as well as a combination of tenant improvement allowances from landlords and sponsorships. As announced in June 2020, we are in discussions with multiple commercial property owners regarding their desire to have us open 8,000 to 12,000 square foot MEGA centers at their properties. There are multiple locations available to us with a percentage of gross sales rent lease structure (as opposed to fixed rent payments), and construction funds offered by the landlord to assist with the build out and equipping of our planned MEGA centers. These MEGA centers are planned as hubs in our hub and spoke model that will see smaller corporate and franchisee owned gaming centers as spokes connected to MEGA centers as hubs for larger events and tournaments.

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Franchised Gaming Centers

Due to interest from potential franchisees, we have launched a franchising program to accelerate the expansion of our planned nationwide footprint. We sell specific franchise territories, through our wholly owned subsidiary PLAYlive, and assist with the establishment and buildout of esports gaming centers to potential business owners that desire to use our branding, infrastructure and process to open and operate gaming centers. We currently operate 22 franchise esports gaming centers . Franchise revenue is generated from the sale of franchise territories, supplying furniture, equipment and merchandise to the franchisees for buildout of their centers, a gross sales royalty fee and a national marketing fee. We license the use of our branding, assist in identifying and negotiating commercial locations, assist in overseeing the buildout and development, provide access to proprietary software for point of sale, inventory management, employee training and other HR functions. Franchisees also have an opportunity to participate in our national esports tournament events, and benefit from the growing profile of our professional esports teams. Once an esports gaming center is opened, we provide operational guidance, support and use of branding elements in exchange for a monthly royalty fee calculated as 6% of gross sales. On January 1, 2020, we implemented a national marketing fee of 1% of gross sales. To date, we have sold five of these franchise territories.  COVID-19 travel restrictions caused us to suspend the sale of new franchise territories from April 1, 2020 until October 1, 2020. During these six months, a pipeline of interested applicants has accumulated, and we anticipate new franchise territory sales over the next 12 months as a result.

The combination of the esports gaming centers, owned or franchised by our wholly owned subsidiaries Simplicity Esports LLC or PLAYlive, provides us with what we believe is one of the largest footprint of esports gaming centers in North America. Over the next 12 months, existing PLAYlive esports gaming centers will be rebranded to Simplicity Esports gaming centers. All newly opened franchise esports gaming centers will be branded as Simplicity Esports gaming centers and have numerous gaming PC’s. All gaming centers in our footprint will be participating venues in our national esports tournaments.

Franchise Roll Up Strategy

We began implementing a franchise roll-up strategy in July 2020 as a result of the disruption caused by COVID-19 related stay at home orders, and the disruption it caused to the commercial real estate market. The reduction in revenues for some franchisees because of stay-at-home orders, and government mandates to remain closed created significant accrued rent payments due to landlords. We have been able to come to terms with many franchisees to acquire the assets of their gaming centers and make them corporate owned. We have simultaneously negotiated new leases with some of the largest national mall chains, including Simon Property Group and Brookfield Asset Management, and are in the process of negotiating additional locations with other landlords. The new leases involve significant reductions in or elimination of fixed rent and the addition of percentage of revenues rent terms. To date, we have signed 11 letters of intent and executed definitive agreements for eight of those locations. We anticipate closing the remaining acquisitions during the first calendar quarter of 2021.  We expect each of these locations to be profitable as a result of the significant reduced rent expense via the percentage rent structure.

Our Stream Team

The Simplicity Esports LLC and Flamengo Esports stream teams encompasses over 11 commentators (commonly known as “casters”), influencers and personalities who connect to a dedicated fan base. Our electric group of live personalities represent our organization to the fullest with their own unique style. We are proud to support and present a diverse group of gamers as we engage fans across a multiple of esports genres. Our Twitch affiliation has enabled our stream team influences to reach a broad fan base. Additionally, we have created several niches within the streaming community which has enabled us to engage fans within certain titles on a 24/7 basis. Our notoriety in the industry is evidenced by our audience that views millions of minutes of Simplicity Esports’ and Flamengo Esports’ content monthly, via various social media outlets including YouTube, Twitter and Twitch. Through Simplicity Esports LLC, we have begun to implement a unique approach to ensure the ultimate fan friendly esports experience. Our intention is to have gamers involved at the grassroots level and feel a sense of unity as we compete with top class talent. Our management and players are known within the esports community and we plan to use their skills to create a seamless content creation plan helping gamers feel closer to our brand than any other in the industry.

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COVID-19

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally.

Because COVID-19 infections have been reported throughout the United States, certain federal, state and local governmental authorities have issued stay-at-home orders, proclamations and/or directives aimed at minimizing the spread of COVID-19. Additional, more restrictive proclamations and/or directives may be issued in the future. As a result, all of our corporate and franchised Simplicity Gaming Centers were closed effective April 1, 2020. We commenced reopening Simplicity Gaming Centers on May 1, 2020 and have since reopened 10 corporate and 12 franchised Simplicity Gaming Centers as of March 18, 2021, the majority of which are operating at restricted capacity based on local COVID-19 regulations. Although our franchise agreements with franchisees of Simplicity Gaming Centers require a minimum monthly royalty payment to us from the franchisees regardless of whether the franchised Simplicity Gaming Centers are operating, a limited number of the franchisees of Simplicity Gaming Centers have defaulted on their obligations to pay their minimum monthly royalty payment to us. This has resulted in either an increase in accounts receivables or a bad debt expense where account receivables are no longer collectible due to franchisee’s inability to pay the minimum monthly royalty payments owed by the franchisee. We have not written off as bad debt any accounts receivables attributable to franchisee minimum monthly royalty payments owed during the COVID-19 pandemic. However, as of November 30, 2020, we have recorded an allowance for doubtful accounts of approximately $139,867, as our collection efforts are ongoing. We have experienced an increase in our gross account receivables by approximately $73,000, $47,000 and $44,000 during the quarters ended May 31, 2020, August 31, 2020 and November 30, 2020, respectively. Notwithstanding it is unclear exactly how much of the increase in accounts receivables is attributable to the impact of COVID-19. We have waived the minimum monthly royalty payment obligations for the months of July 2020 through January 2021  and are instead billing the franchisees a true-up of 6% of gross sales without a minimum. We continue to assess possible similar accommodations to the franchisees in light of the impact of COVID-19.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition and results of operations.

The measures taken to date adversely impacted the Company’s business during the six months ended November 30, 2020 and will potentially continue to impact the Company’s business. Management expects that all of its business segments, across all of its geographies, will be impacted to some degree, but the significance of the impact of the COVID-19 outbreak on the Company’s business and the duration for which it may have an impact cannot be determined at this time.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those in the section entitled “Risk Factors” and elsewhere in this prospectus. These risks include, but are not limited to, the following:

●	our history of losses;
●	our inability to attract sufficient demand for our services and products;
●	our ability to successfully execute our growth and acquisition strategy and manage effectively our growth;
●	changes in the competitive environment in our industry and the markets we serve, and our ability to compete effectively;
●	our dependence on a strong brand image;
●	our cash needs and the adequacy of our cash flows and earnings;
●	our ability to access additional capital;
●	our dependence upon our executive officers, founders and key employees;
●	our ability to attract and retain qualified personnel;
●	our reliance on our technology systems, the impact of technological changes and cybersecurity risks;
●	changes in applicable laws or regulations;

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●	our ability to protect our trademarks or other intellectual property rights;
●	potential litigation from competitors or customers;
●	public health epidemics or outbreaks (such as the novel strain of coronavirus (COVID-19)) and our responses to such events could materially and adversely impact our business; and
●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors.

In addition, our management has concluded that our historical recurring losses from operations and negative cash flows from operations as well as our dependence on securing private equity and other financings raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit reports for the fiscal years ended May 31, 2020 and 2019.

Corporate Information

Our principal executive offices are located at 7000 W. Palmetto Park Road, Suite 505, Boca Raton, Florida 33433, and our telephone number at that location is (855) 345-9467. The address of our website is www.ggsimplicity.com. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

The name of the Company, the logos of the Company, and other trade names, trademarks or service marks of the Company appearing in this prospectus are the property of the Company. Trade names, trademarks and service marks of other organizations appearing in this prospectus are the property of their respective holders.

Nasdaq Listing, Reverse Stock Split, Increase in Authorized Shares of Common Stock, Underwritten Public Offering

We have applied to list of our common stock and warrants on the Nasdaq Capital Market. There is no assurance that our listing application will be approved by the Nasdaq Capital Market.

In order to obtain Nasdaq Capital Market listing approval, we obtained approval of our board of directors and shareholders of (i) a reverse stock split of the outstanding shares of our common stock in the range from one-for-two (1-for-2) to one-for-ten (1-for-10), which ratio was to be selected by the board of directors and (ii) an increase in our authorized shares of common stock from 20,000,000 to 36,000,000 shares of common stock.

On August 17, 2020, we filed a Certificate of Amendment to increase the authorized shares of common stock from 20,000,000 to 36,000,000. Accordingly, our authorized capital stock consists of (i) 36,000,000 shares of common stock, and (ii) 1,000,000 shares of preferred stock.

On November 17, 2020, our board of directors approved the reverse stock split in a ratio of 1-for-8 and on November 17, 2020, we filed an amended and restated certificate of amendment to our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), implementing the reverse stock split in a ratio of 1-for-8, effective November 19, 2020; provided, however, the reverse stock split became effective for trading purposes on November 20, 2020 when it had been processed by the Financial Industry Regulatory Authority (“FINRA”). The reverse stock split is intended to allow us to meet the minimum share price requirement of the Nasdaq Capital Market. There is no assurance that our listing application will be approved by the Nasdaq Capital Market.

Except as otherwise indicated and except in our financial statements and the notes thereto, all references to our common stock, share data, per share data and related information has been adjusted for the reverse stock split ratio of 1-for-8 (“Reverse Stock Split”) as if it had occurred at the beginning of the earliest period presented. The Reverse Stock Split combined each eight shares of our outstanding common stock into one share of common stock, without any change in the par value per share, and the Reverse Stock Split correspondingly adjusted, among other things, the exercise rate of our warrants into our common stock. No fractional shares were issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share.

On April 10, 2020, the Company filed a registration statement on Form S-1 with the SEC. The registration statement, as amended, relates to the offering, which is underwritten by Maxim Group LLC and Joseph Gunnar & Co. LLC, by the Company of 571,428 units with an assumed public offering price per unit of $17.50. Each unit consists of one share of the Company’s common stock and one warrant to purchase one share of common stock at an exercise price per share of $19.25 (110% of the assumed public offering price of one unit in the offering). The warrants will expire on the five-year anniversary of the initial exercise date. The units will have no stand-alone rights and will not be issued or certificated as stand-alone securities. Purchasers will receive only shares of common stock and warrants. The shares of common stock and warrants may be transferred separately, immediately upon issuance. The offering also includes the shares of common stock issuable from time to time upon exercise of the warrants. The approval of our listing on the Nasdaq Capital Market is a condition of closing the offering.

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RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, and the information incorporated by reference herein, including our historical financial statements and related notes, before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common shares. Refer to “Cautionary Statement Regarding Forward-Looking Statements.”

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to Our Business

We have a relatively limited operating history and limited revenues to date and thus are subject to risks of business development and you have no basis on which to evaluate our ability to achieve our business objective.

Because we have a relatively limited operating history and limited revenues to date, you should consider and evaluate our operating prospects in light of the risks and uncertainties frequently encountered by early-stage operating companies in rapidly evolving markets. These risks include that:

●	we may not have sufficient capital to achieve our growth strategy;
●	we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;
●	our growth strategy may not be successful; and
●	fluctuations in our operating results will be significant relative to our revenues.

Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business could be significantly harmed.

We have a history of operating losses and our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal years ended May 31, 2020 and 2019.

To date, we have not been profitable and have incurred significant losses and cash flow deficits. For the fiscal years ended May 31, 2020 and 2019, we reported net losses of $2,665,779 and $3,565,272, respectively, and negative cash flow from operating activities of $1,522,486 and $1,395,255, respectively. For the six months ended November 30, 2020, we reported a net loss of $1,684,793, and had negative cash flow from operating activities of $207,037. As of November 30, 2020, we had an aggregate accumulated deficit of $7,855,418. We anticipate that we will continue to report losses and negative cash flow for the foreseeable future. Our management has concluded that our historical recurring losses from operations and negative cash flows from operations as well as our dependence on private equity and other financings raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal year ended May 31, 2020 and 2019.

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Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. In addition, the value of our securities would be greatly impaired. Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business.

We are a holding company and depend upon our subsidiaries for our cash flows.

We are a holding company. All of our operations are conducted, and almost all of our assets are owned, by our subsidiaries. Consequently, our cash flows and our ability to meet our obligations depend upon the cash flows of our subsidiaries and the payment of funds by these subsidiaries to us in the form of dividends, distributions or otherwise. The ability of our subsidiaries to make any payments to us depends on their earnings, the terms of their indebtedness, including the terms of any credit facilities and legal restrictions. Any failure to receive dividends or distributions from our subsidiaries when needed could have a material adverse effect on our business, results of operations or financial condition.

Future acquisitions or strategic investments could disrupt our business and harm our business, results of operations or financial condition.

We may in the future explore potential acquisitions of companies or strategic investments to strengthen our business. Even if we identify an appropriate acquisition candidate, we may not be successful in negotiating the terms or financing of the acquisition, and our due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business.

Acquisitions involve numerous risks, any of which could harm our business, including:

●	straining our financial resources to acquire a company;
●	anticipated benefits may not materialize as rapidly as we expect, or at all;
●	diversion of management time and focus from operating our business to address acquisition integration challenges;
●	retention of employees from the acquired company;
●	cultural challenges associated with integrating employees from the acquired company into our organization;
●	integration of the acquired company’s accounting, management information, human resources and other administrative systems;
●	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies; and
●	litigation or other claims in connection with the acquired company, including claims from terminated employees, former stockholders or other third parties.

Failure to appropriately mitigate these risks or other issues related to such strategic investments and acquisitions could result in reducing or completely eliminating any anticipated benefits of transactions, and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses or the impairment of goodwill, any of which could have a material adverse effect on business, results of operations or financial condition.

We may require additional funding for our growth plans, and such funding may result in a dilution of your investment.

We attempted to estimate our funding requirements in order to implement our growth plans. If the costs of implementing such plans should exceed these estimates significantly or if we come across opportunities to grow through expansion plans which cannot be predicted at this time, and our funds generated from our operations prove insufficient for such purposes, we may need to raise additional funds to meet these funding requirements.

These additional funds may be raised by issuing equity or debt securities or by borrowing from banks or other resources. We cannot assure you that we will be able to obtain any additional financing on terms that are acceptable to us, or at all. If we fail to obtain additional financing on terms that are acceptable to us, we will not be able to implement such plans fully if at all. Such financing even if obtained, may be accompanied by conditions that limit our ability to pay dividends or require us to seek lenders’ consent for payment of dividends, or restrict our freedom to operate our business by requiring lender’s consent for certain corporate actions.

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Further, if we raise additional funds by way of a rights offering or through the issuance of new shares, any shareholders who are unable or unwilling to participate in such an additional round of fund raising may suffer dilution in their investment.

We may not have sufficient capital to fund our ongoing operations, effectively pursue our strategy or sustain our growth initiatives.

After the consummation of the acquisition of Simplicity Esports LLC and PLAYlive Nation, Inc., our remaining liquidity and capital resources may not be sufficient to allow us to fund our ongoing operations, effectively pursue our strategy or sustain our growth initiatives. If we require additional capital resources, we may seek such funds directly from third party sources; however, we may not be able to obtain sufficient equity capital and/or debt financing from third parties to allow us to fund our expected ongoing operations or we may not be able to obtain such equity capital or debt financing on acceptable terms or conditions. Factors affecting the availability of equity capital or debt financing to us on acceptable terms and conditions include:

●	our current and future financial results and position;
●	the collateral availability of our otherwise unsecured assets;
●	the market’s, investors and lenders’ view of our industry and products;
●	the perception in the equity and debt markets of our ability to execute our business plan or achieve our operating results expectations; and
●	the price, volatility and trading volume and history of our Common Stock.

If we are unable to obtain the equity capital or debt financing necessary to fund our ongoing operations, pursue our strategy and sustain our growth initiatives, we may be forced to scale back our operations or our expansion initiatives, and our business and operating results will be materially adversely affected.

Our growth strategy depends on the availability of suitable locations for our Simplicity Esports Gaming Centers and our ability to open new Simplicity Esports Gaming Centers and operate them profitably.

A key element of our growth strategy is to extend our brand by opening corporate owned as well as franchising retail Simplicity Esports Gaming Centers in locations in the United States that we believe will provide attractive returns on investment. We have identified numerous sites for potential corporate Simplicity Esports Gaming Centers and many other sites for potential franchised esports gaming centers, in the United States, however, desirable locations for additional Simplicity Esports Gaming Center openings may not be available at an acceptable cost when we identify a particular opportunity for a new Simplicity Esports Gaming Center.

In addition, our ability to open new Simplicity Esports Gaming Centers on a timely and cost-effective basis, or at all, is dependent on a number of factors, many of which are beyond our control, including our ability or the ability of the selected franchisee to:

●	reach acceptable agreements regarding the lease of the locations;
●	comply with applicable zoning, licensing, land use and environmental regulations;
●	raise or have available an adequate amount of cash or currently available financing for construction and opening costs;
●	timely hire, train and retain the skilled management and other employees necessary to meet staffing needs;
●	obtain, for acceptable cost, required permits and approvals, including liquor licenses; and
●	efficiently manage the amount of time and money used to build and open each new Simplicity Esports Gaming Center.

If we succeed in opening new Simplicity Esports Gaming Centers on a timely and cost-effective basis, we may nonetheless be unable to attract enough customers to the new Simplicity Esports Gaming Centers because potential customers may be unfamiliar with our brands or concepts, or our entertainment and menu options might not appeal to them. Our new Simplicity Esports Gaming Centers may not meet or exceed our performance targets, including target cash-on-cash returns. New Simplicity Esports Gaming Centers may even operate at a loss, which could have a significant adverse effect on our overall operating results.

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Our operations of Simplicity Esports Gaming Centers are significantly dependent on changes in public and customer tastes and discretionary spending patterns. Our inability to successfully anticipate customer preferences or to gain popularity for such Simplicity Esports Gaming Centers games may negatively impact our profitability.

Our success depends significantly on public and customer tastes and preferences, which can be unpredictable. If we are unable to successfully anticipate customer preferences or increase the popularity of the games offered at the Simplicity Esports Gaming Centers, the per capita revenue and overall customer expenditures at the Simplicity Esports Gaming Centers may decrease, and thereby negatively impact our profitability. In response to such developments, we may need to increase our marketing and product development efforts and expenditures, adjust our game or product sale pricing, modify the games themselves, or take other actions, which may further erode our profit margins, or otherwise adversely affect our results of operations and financial condition. In particular, we may need to expend considerable cost and effort in carrying out extensive research and development to assess the potential interest in a game, testing and launching new games, and to remain abreast with continually evolving technology and trends, as well as the success and popularity of Simplicity stream team’s casters, influencers and personalities among Simplicity Esports LLC’s dedicated fan base.

While we may incur significant expenditures of this nature, including in the future as we continue to expand our operations, there can be no assurance that any such expenditures or investments by us will yield expected or commensurate returns or results, within a reasonable or anticipated time, or at all.

The nature of our business exposes us to negative publicity or customer complaints, including in relation to, among other things, accidents, injuries or thefts at the Simplicity Esports Gaming Centers, or health and safety concerns arising from improper use of our game equipment or at our food and beverage venues.

Our business inherently exposes us to negative publicity or customer complaints as a result of accidents, injuries, or in extreme cases, deaths, arising from instances of air-borne, water-borne or food-borne contagion or illness, food contamination, spoilage, tampering, equipment failure, improper use of our equipment, fire, explosion, terrorist attacks or civil riots, and other safety or security issues, such as kidnapping, or associated risks arising from other actual or perceived non-compliance with safety, quality or service standards or norms in relation to the various game, entertainment and food and beverage attractions at the Simplicity Esports Gaming Centers. Even isolated or sporadic incidents or accidents may have a negative impact on our brand image and reputation, and the Simplicity Esports Gaming Centers’, or games’ or our own popularity with customers. The considerable expansion of social media in recent years has compounded the effect of any potential negative publicity.

We cannot guarantee that our or our franchisee’s employee training, internal controls and other precautions will be sufficient to prevent any such occurrence at the Simplicity Esports Gaming Centers, in relation to our Simplicity global virtual reality gaming and fully integrated esports platform, or to control or mitigate any negative consequences. In addition, we or our franchisees rely on third-party security and housekeeping staff for certain non-core functions, as well as certain technology vendors and partners. Although we monitor vendors and partners and, in certain cases, may have a contractual indemnity or recourse in case of any default on their part, our ability to assure a safe and satisfactory experience to our customers is necessarily limited to the extent of our or our franchisees’, dependence on third parties, from time to time. Moreover, we may not be able to distance or insulate ourselves from any adverse publicity or reputational damage arising from any act, omission or negligence on the part of a vendor or other third party, which may negatively affect a customer’s experience at any of the Simplicity Esports Gaming Centers.

We or our franchisees may not be able to operate in the United States, or obtain and maintain licenses and permits necessary for such operation, in compliance with laws, regulations and other requirements, which could adversely affect our business, results of operations or financial condition.

Each Simplicity Esports Gaming Center will be subject to licensing and regulation by alcoholic beverage control, amusement, health, sanitation, safety, building code and fire agencies in the country, state, county and/or municipality in which the Simplicity Esports Gaming Center is located. In the United States, each Simplicity Esports Gaming Center with a restaurant or bar will be required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in certain locations, county and municipal authorities. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. In some states, the loss of a license for cause with respect to one Simplicity Esports Gaming Center may lead to the loss of licenses at all Simplicity Esports Gaming Centers in that state and could make it more difficult to obtain additional licenses in that state. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of each Simplicity Esports Gaming Center, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling and storage and dispensing of alcoholic beverages. Our failure or a failure by a franchisee in obtaining and maintaining the required licenses, permits and approvals at any one Simplicity Esports Gaming Center could impact the continuing operations of existing Simplicity Esports Gaming Centers, or delay or prevent the opening of new Simplicity Esports Gaming Centers. Although we do not anticipate any material difficulties occurring in the future, the failure to receive or retain a liquor license, or any other required permit or license, in a particular location, or to continue to qualify for, or renew licenses, could have a material adverse effect on operations and our ability to obtain such a license or permit in other locations.

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As a result of operating certain entertainment games and attractions, including skill-based games that offer redemption prizes, the Simplicity Esports Gaming Centers in the United States are subject to amusement licensing and regulation by the countries, states, provinces, counties and municipalities in which our Simplicity Esports Gaming Centers are located. These laws and regulations can vary significantly by country, state, province, county, and municipality and, in some jurisdictions, may require us to modify our business operations or alter the mix of redemption games and simulators we offer. Moreover, as more states in the United States and local communities implement legalized gambling, the laws and corresponding enabling regulations may also be applicable to our redemption games and regulators may create new licensing requirements, taxes or fees, or restrictions on the various types of redemption games we offer. Furthermore, other states, provinces, counties and municipalities may make changes to existing laws to further regulate legalized gaming and illegal gambling. Adoption of these laws, or adverse interpretation of existing laws, after we have established a Simplicity Esports Gaming Center in the jurisdiction could require the existing center in these jurisdictions to alter the mix of games, modify certain games, change the mix of prizes that we may offer or terminate the use of specific games, any of which could adversely affect our operations.

We are also subject to laws and regulations governing our relationship with our employees, including those related to minimum wage requirements, exempt status, overtime, health insurance mandates, working and safety conditions, immigration status requirements, child labor, and non-discrimination. Additionally, changes in federal labor laws, including card verification regulations, could result in portions of our workforce being subjected to greater organized labor influence, which could result in an increase to our labor costs. A significant portion of Simplicity Esports Gaming Center personnel will be paid at minimum wage rates established by federal, state and municipal law. Increases in the minimum wage result in higher labor costs, which may be only partially offset by price increases and operational efficiencies.

We are also subject to the rules and regulations of the Federal Trade Commission and various state laws regulating the offer and sale of franchises. The Federal Trade Commission and various state laws require that we furnish a franchise disclosure document containing certain information to prospective franchisees, and a number of states require registration of the franchise disclosure document with state authorities. State laws that regulate the franchisor-franchisee relationship presently exist in a substantial number of states, and bills have been introduced in Congress from time to time that would provide for federal regulation of the franchisor-franchisee relationship. The state laws often limit, among other things, the duration and scope of non-competition provisions, the ability of a franchisor to terminate or refuse to renew a franchise and the ability of a franchisor to designate sources of supply. We shall endeavor to make sure that any franchise disclosure document we provide, together with any applicable state versions or supplements, and franchising procedures, comply in all material respects with both the Federal Trade Commission guidelines and all applicable state laws regulating franchising in those states in which we have offered franchises.

If we and our franchisees fail to comply with such laws and regulations, we may be subject to various sanctions and/or penalties and fines or may be required to cease operations until we achieve compliance, which could have an adverse effect on our business and our financial results.

Our growth through franchising may not occur as rapidly as we currently anticipate and may be subject to additional risks.

As part of our growth strategy, we will continue to seek franchisees to operate Simplicity Esports Gaming Centers in certain strategic domestic locations or venues. We believe that our ability to recruit, retain and contract with qualified franchisees will be increasingly important to our operations as we expand. Our franchisees are dependent upon the availability of adequate sources of financing in order to meet their development obligations. Such financing may not be available to our franchisees, or only available upon disadvantageous terms. Our franchise strategy may not enhance our results of operations.

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Expanding through franchising exposes our business and brand to risks because the quality of the franchised operations will be beyond our immediate control, including risks associated with our confidential information, intellectual properties (including trademarks) and brand reputation. Even if we have contractual remedies to cause franchisees to maintain operational standards, enforcing those remedies may require litigation and therefore our image and reputation may suffer, unless and until such litigation is successfully concluded.

We could face liability from or as a result of our franchisees.

Various state and federal laws will govern the relationship between us and our franchisees and the potential sale of a franchise. If we fail to comply with these laws, we could be liable for damages to franchisees and fines or other penalties. A franchisee or government agency may bring legal action against us based on the franchisee/franchisor relationship. Also, under the franchise business model, we may face claims and liabilities based on vicarious liability, joint-employer liability, or other theories or liabilities. Such legal actions could result in expensive litigation with our franchisees or government agencies that could adversely affect both our profit and our important relations with our franchisees. In addition, regulatory or legal developments could result in changes to laws or the franchisor/franchisee relationship that could negatively impact the franchise business model and, accordingly, our profit.

We may not be able to compete favorably in the highly competitive out-of-home and home-based entertainment market in the United States, which could have a material adverse effect on our business, results of operations or financial condition.

The out-of-home entertainment market in the United States is highly competitive. Simplicity Esports Gaming Centers that we or our franchisees operate will compete for customers’ discretionary entertainment dollars with providers of out-of-home entertainment, including localized attraction facilities such as movie theatres, sporting events, bowling alleys, sports activity centers, arcades and entertainment centers, nightclubs and restaurants as well as theme parks. Many of the entities operating these businesses are larger and have significantly greater financial resources, a greater number of locations, have been in business longer, have greater name and brand recognition and are better established in the local markets where Simplicity Esports Gaming Centers are planned to be located. As a result, they may be able to invest greater resources than we can in attracting customers and succeed in attracting customers who would otherwise come to the Simplicity Esports Gaming Centers we or our franchisees operate. In the United States, the legalization of casino gambling in geographic areas near any future Simplicity Esports Gaming Center would create the possibility for adult entertainment alternatives, which could have a material adverse effect on our business and financial condition. We will also face competition from local, regional and national establishments that offer entertainment experiences similar to us. Simplicity Esports Gaming Centers we or our franchisees operate will also face competition from increasingly sophisticated home-based forms of entertainment, such as internet and video gaming and home movie streaming and delivery. If we fail to compete favorably in the competitive out-of-home and home-based entertainment markets it could have a material adverse effect on our business, results of operations and financial condition.

Our senior management team has limited experience in establishing, operating, licensing rights to and franchising entertainment centers and related products.

The members of our senior management team have extensive backgrounds in finance and the management of financial services businesses, however, they have limited prior experience in establishing, operating, licensing rights to and franchising entertainment centers. We will need to expand our management team, to include individuals with expertise in establishing and operating entertainment centers as well as individuals with expertise in product licensing and franchise operations. If we are unable to recruit professionals with acceptable backgrounds in establishing and operating entertainment centers and with backgrounds in product licensing and financing, we may not be able to pursue our growth strategy which could have a material adverse effect on our business and results of operations.

Our success depends upon our ability to recruit and retain qualified management and operating personnel at Simplicity Esports Gaming Centers.

We and our franchisees must attract, retain and motivate a sufficient number of qualified management and operating personnel in order to maintain consistency in our service, hospitality, quality and atmosphere of our Simplicity Esports Gaming Centers. Qualified management and operating personnel are typically in high demand. If we and our franchisees are unable to attract and retain a satisfactory number of qualified management and operating personnel, labor shortages could delay the planned openings of new Simplicity Esports Gaming Centers which could have a material adverse effect on our business and results of operations.

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Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution, and other harmful consequences that may adversely impact our business and results of operations.

Acquisitions are an important element of our overall corporate strategy and use of capital, and these transactions could be material to our financial condition and results of operations. We expect to continue to evaluate and enter into discussions regarding a wide array of potential strategic transactions. The process of integrating an acquired company, business, or product has created, and will continue to create, unforeseen operating difficulties and expenditures. The areas where we face risks may include, but are not limited to:

●	diversion of management’s time and focus from operating our business to acquisition integration challenges;
●	failure to successfully further develop the acquired business or product lines;
●	implementation or remediation of controls, procedures and policies at the acquired company;
●	integration of the acquired company’s accounting, human resources and other administrative systems, and coordination of product, engineering and sales and marketing functions;
●	transition of operations, users and customers onto our existing platforms;
●	reliance on the expertise of our strategic partners with respect to market development, sales, local regulatory compliance and other operational matters;
●	failure to obtain required approvals on a timely basis, if at all, from governmental authorities, or conditions placed upon approval, under competition and antitrust laws which could, among other things, delay or prevent us from completing a transaction, or otherwise restrict our ability to realize the expected financial or strategic goals of an acquisition;
●	in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;
●	cultural challenges associated with integrating employees from the acquired company into our organization, and retention of employees from the businesses we acquire;
●	liability for or reputational harm from activities of the acquired company before the acquisition or from our strategic partners, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and
●	litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, former shareholders or other third parties.

Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments or strategic alliances could cause us to fail to realize the anticipated benefits of such acquisitions, investments or alliances, incur unanticipated liabilities, and harm our business generally.

Our acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or impairment of goodwill and purchased long-lived assets, and restructuring charges, any of which could harm our financial condition or results of operations and cash flows. Also, the anticipated benefits of many of our acquisitions may not materialize.

Our insurance coverage may not adequately protect us against all future risks, which may adversely affect our business and prospects.

We maintain insurance coverage, including for fire, acts of god and perils, terrorism, burglary, money, loss of profit, fidelity guarantee, fixed glass and sanitary fitting, electronic equipment, machinery breakdown, portable equipment, sign boards, commercial general liability, marine transit, and directors’ and officers’ liability insurance, as well as employee health and medical insurance, with standard exclusions in each instance. While we maintain insurance in amounts that we consider reasonably sufficient for a business of our nature and scale, with insurers that we consider reliable and credit worthy, we may face losses and liabilities that are uninsurable by their nature, or that are not covered, fully or at all, under our existing insurance policies. Moreover, coverage under such insurance policies would generally be subject to certain standard or negotiated exclusions or qualifications and, therefore, any future insurance claims by us may not be honored by our insurers in full, or at all. In addition, our premium payments under our insurance policies may require a significant investment by us.

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To the extent that we suffer loss or damage that is not covered by insurance or that exceeds our insurance coverage, the loss will have to be borne by us and our business, cash flow, financial condition, results of operations and prospects may be adversely affected.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We are dependent upon our executive officers and directors and their departure could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. Contingent upon the successful pricing of an offering by us, we anticipate hiring a full-time chief financial officer prior to listing on the Nasdaq Capital Market. We believe that our success depends on the continued service of our executive officers and directors. We do not have key-man insurance on the life of any of our directors or executive officers. The unexpected loss of the services of one or more of our directors or executive officers could have a detrimental effect on us.

Our executive officers, directors, security holders and their respective affiliates may have competitive pecuniary interests that conflict with our interests.

We have not adopted a policy that expressly prohibits our directors, executive officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. While our employment agreements with our key executive officers contain non-compete provisions, we do not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. Accordingly, such persons or entities may have a conflict between their interests and ours.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates exceeds $700 million as of any November 30 before that time, in which case we would no longer be an emerging growth company as of the following May 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

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Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Compliance obligations under the Sarbanes-Oxley Act may require substantial financial and management resources.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ended May 31, 2020. As long as we remain an emerging growth company, we will not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

Provisions in our third amended and restated certificate of incorporation, as amended, and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Common Stock and could entrench management.

Our third amended and restated certificate of incorporation, as amended, contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

If we fail to keep pace with changing industry technology and consumer preferences, we will be at a competitive disadvantage.

The Simplicity products and services compete within industries that are characterized by swiftly changing technology, evolving industry standards, frequent new and enhanced product introductions, rapidly changing consumer preferences and product obsolescence. In order to continue to compete effectively, we need to respond quickly to technological changes and to understand their impact on customers’ preferences. We may take significant time and resources to respond to these technological changes and changes in consumer preferences. Our business and results of operations may be negatively impacted if our products and services fail to keep pace with these changes.

Various product safety laws and governmental regulations applicable to the distributor of Simplicity Esports LLC’s and/or PLAYlive Nation, Inc.’s products may adversely affect our business, results of operations and financial condition.

Our distribution of Simplicity Esports LLC’s and/or PLAYlive Nation, Inc.’s products will be subject to numerous federal, state, provincial, local and foreign laws and regulations, including laws and regulations with respect to product safety, including regulations enforced by the United States Consumer Products Safety Commission. We and our franchisees could incur costs in complying with these regulations and, if they fail to comply, could incur significant penalties. A failure to comply with applicable laws and regulations, or concerns about product safety, may also lead to a recall or post-manufacture repair of selected Simplicity Esports LLC’s and/or PLAYlive Nation, Inc.’s products, resulting in the rejection of the products by our franchisees, lost sales, increased customer service and support costs, and costly litigation.

Public health epidemics or outbreaks, such as COVID-19, could materially and adversely impact our business.

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally.

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Because COVID-19 infections have been reported throughout the United States, certain federal, state and local governmental authorities have issued stay-at-home orders, proclamations and/or directives aimed at minimizing the spread of COVID-19. Additional, more restrictive proclamations and/or directives may be issued in the future. As a result, all of our corporate and franchised Simplicity Gaming Centers were closed effective April 1, 2020. We commenced reopening Simplicity Gaming Centers on May 1, 2020 and have since reopened 10 corporate and 12 franchised Simplicity Gaming Centers as of March 18, 2021. Although our franchise agreements with franchisees of Simplicity Gaming Centers require a minimum monthly royalty payment to us from the franchisees regardless of whether the franchised Simplicity Gaming Centers are operating, a limited number of the franchisees of Simplicity Gaming Centers have defaulted on their obligations to pay their minimum monthly royalty payment to us. This has resulted in either an increase in accounts receivables or a bad debt expense where account receivables are no longer collectible due to franchisee’s inability to pay the minimum monthly royalty payments owed by the franchisee. We have not written off as bad debt any accounts receivables attributable to franchisee minimum monthly royalty payments owed during the COVID-19 pandemic. However, as of November 30, 2020, we have recorded an allowance for doubtful accounts of approximately $139,867, as our collection efforts are ongoing. We have experienced an increase in our gross account receivables by approximately $73,000, $47,000 and $44,000 during the quarters ended May 31, 2020, August 31, 2020 and November 30, 2020, respectively. Notwithstanding, it is unclear exactly how much of the increase in accounts receivables is attributable to the impact of COVID-19. We waived the minimum monthly royalty payment obligations for the months of July 2020 through January 2021 and instead billed the franchisees a true-up of 6% of gross sales without a minimum.  We continue to assess possible similar accommodations to the franchisees in light of the impact of COVID-19.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition and results of operations.

The measures taken to date adversely impacted the Company’s business during the six months ended November 30, 2020 and will potentially continue to impact the Company’s business. Management expects that all of its business segments, across all of its geographies, will be impacted to some degree, but the significance of the impact of the COVID-19 outbreak on the Company’s business and the duration for which it may have an impact cannot be determined at this time.

Risks Relating to Our Esports Business

Our esports businesses are substantially dependent on the continuing popularity of the esports industry as a whole.

The esports industry is in the early stages of its respective development. Although the esports industry has experienced rapid growth, consumer preferences may shift and there is no assurance this growth will continue in the future. We have taken steps to diversify their businesses and mitigate these risks to an extent and continue to seek out new opportunities in the esports industry. However, due to the rapidly evolving nature of technology and online gaming, the esports industry may experience volatile and declining popularity as new options for online gaming and esports become available, or consumer preferences shift to other forms of entertainment, and as a consequence, our businesses and results of operations may be materially negatively affected.

Our esports business faces intense and wide-ranging competition, which may have a material negative effect on our business and results of operations.

The success of our esports business is dependent upon the performance and/or popularity of its teams. Simplicity Esports LLC’s teams compete, in varying respects and degrees, with other live sporting events, and with sporting events delivered over television networks, radio, the Internet and online services, mobile applications and other alternative sources. For example, our esports teams compete for attendance, viewership and advertising with a wide range of alternatives available in major metropolitan areas. During some or all of the esports season, our teams face competition, in varying respects and degrees, from professional and collegiate basketball, hockey, baseball, football, and soccer, among others.

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As a result of the large number of options available, we face strong competition for the sports and gaming fan. We must compete with other esports teams, traditional sports teams and sporting events, in varying respects and degrees, including on the basis of the quality of the teams we field, their success in the leagues, tournaments and genres in which they compete, our ability to provide an entertaining environment at any esports games that we host at our centers, prices charged for tickets and the viewing availability of our teams on multiple media alternatives. Given the nature of esports and sports in general, there can be no assurance that we will be able to compete effectively, including with companies that may have greater resources than we have, and as a consequence, our business and results of operations may be materially negatively affected by competition.

Our businesses are substantially dependent on the continued popularity and/or competitive success of Simplicity Esports LLC’s teams, which cannot be assured.

Our future financial results will be dependent on the Simplicity teams becoming and remaining popular with our fan base and, in varying degrees, on the teams achieving in-game success, which can generate fan enthusiasm, resulting in sustained ticket and merchandise sales during the season. Furthermore, success in the regular season at certain tournaments may qualify one or more of our esports teams for participation in post-season playoffs, which provides us with additional revenue from prize money by increasing the number of games played by our sports teams and, more importantly, by generating increased excitement and interest in our esports teams, which can improve attendance in subsequent seasons. There can be no assurance that any of our esports teams, will develop a significant fan base, maintain continued popularity or compete in post-season play in the future.

Defection of our esports players to other teams or managers could hinder our success.

We compete with other esports athlete management businesses to sign and retain world class esports players, some of which have greater resources or brand recognition and popularity than ours. Our players may choose to defect to other esports organizations for various reasons, including that they have been made a superior offer or they have chosen to pursue new or other opportunities. The loss or defection of any of our esports players could have negative consequences on our businesses and results of operations. While we take or intend to take, all appropriate steps to retain our players and protect their interests, there can be no assurances that players will not defect to other esports organizations.

The actions of the various esports leagues and tournaments may have a material negative effect on our business and results of operations.

The governing bodies of the various esports leagues and tournaments, under certain circumstances, can take actions that they deem to be in the best interests of their respective leagues or tournaments, which may not necessarily be consistent with maximizing our results of operations and which could affect our esports teams in ways that are different than the impact on other esports teams. For example they can take actions relating to the rights to telecast the games of league members or tournament participants, including the Simplicity team, licensing of the rights to produce and sell merchandise bearing the logos and/or other intellectual property of our esports teams and the leagues or tournaments, and the internet-based activities of our esports teams. Certain of these decisions by the esports leagues and tournaments could have a material negative effect on our business and results of operations. From time to time, we may disagree with or challenge actions that the leagues or tournaments take or the power and authority they assert.

We may be unable to effectively manage the growth in the scope and complexity of our business, including our expansion into the esports business which is untested and into adjacent business opportunities.

Our future success depends, in part, on our ability to manage our expanded business, including our aspirations for continued expansion. We intend to dedicate resources to a new business model that is largely untested, as is the case with esports. We do not know to what extent our future expansions will be successful. Further, even if successful, the growth of our business could create significant challenges for our management, operational, and financial resources, and could increase existing strain on, and divert focus from, our core businesses. If not managed effectively, this growth could result in the over-extension of our operating infrastructure, and our management systems, information technology systems, and internal controls and procedures may not be adequate to support this growth. Failure to adequately manage our growth in any of these ways may cause damage to our brand, damage our reputation or otherwise negatively impact our business.

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Our industry is subject to rapid technological change, and if we do not adapt to, and appropriately allocate our resources among, emerging technologies and business models, our business may be negatively impacted.

Technology changes rapidly in the interactive entertainment industry. We must continually anticipate and adapt our products, services and business models to emerging technologies and delivery platforms in order to stay competitive. Forecasting our revenues and profitability for these new products, services and business models is inherently uncertain and volatile, and if we invest in the development of interactive entertainment products or services incorporating a new technology or for a new platform that does not achieve significant commercial success, whether because of competition or otherwise, we may not recover the often substantial “up front” costs of developing and marketing those products and services, or recover the opportunity cost of diverting management and financial resources away from other products or services. Further, our competitors may adapt to an emerging technology or business model more quickly or effectively than we do, creating products that are technologically superior to ours, more appealing to consumers, or both.

If, on the other hand, we elect not to pursue the development of products or services incorporating a new technology or for new platforms, or otherwise elect not to pursue new business models, that achieve significant commercial success, it may have adverse consequences. It may take significant time and resources to shift product development resources to that technology, platform or business model, as the case may be, and may be more difficult to compete against existing products and services incorporating that technology or for that platform or against companies using that business model.

Many elements of our business are unique, evolving and relatively unproven. Our business and prospects depend on the continuing development of live streaming of competitive esports gaming. The market for esports and amateur online gaming competition is relatively new and rapidly developing and are subject to significant challenges. Our business relies upon our ability to cultivate and grow an active gamer community, and our ability to successfully monetize such community through tournament fees, subscriptions for our esports gaming services, and advertising and sponsorship opportunities. In addition, our continued growth depends, in part, on our ability to respond to constant changes in the esports gaming industry, including rapid technological evolution, continued shifts in gamer trends and demands, frequent introductions of new games and titles and the constant emergence of new industry standards and practices. Developing and integrating new games, titles, content, products, services or infrastructure could be expensive and time-consuming, and these efforts may not yield the benefits we expect to achieve at all. We cannot assure you that we will succeed in any of these aspects or that the esports gaming industry will continue to grow as rapidly as it has in the past.

We may encounter difficulties in integrating Simplicity Esports LLC’s esports businesses or otherwise realizing the anticipated benefits of the transaction.

As part of our business strategy, from time to time, we acquire, make investments in, or enter into strategic alliances and joint ventures with, complementary businesses, such as the acquisition of the Simplicity esports business in January 2019. The acquisition of Simplicity Esports LLC involves significant risks and uncertainties, including: (i) the potential for Simplicity Esports LLC’s business to underperform relative to our expectations and the acquisition price, (ii) the potential for Simplicity Esports LLC’s business to cause our financial results to differ from expectations in any given period, or over the longer-term, (iii) unexpected tax consequences from the acquisition, or the tax treatment of Simplicity Esports LLC’s business’s operations going forward, giving rise to incremental tax liabilities that are difficult to predict, (iv) difficulty in integrating Simplicity Esports LLC’s business, its operations and its employees in an efficient and effective manner, (v) any unknown liabilities or internal control deficiencies assumed as part of the acquisition, and (vi) the potential loss of key employees of Simplicity Esports LLC’s businesses. Further, the transaction may involve the risk that our senior management’s attention will be excessively diverted from our other operations, the risk that the gaming industry does not evolve as anticipated and that any intellectual property or personnel skills acquired do not prove to be those needed for our future success, and the risk that our strategic objectives, cost savings or other anticipated benefits are otherwise not achieved.

Our business may be harmed if our licensing partners, or other third parties with whom we do business, act in ways that put our brand at risk.

We anticipate that our business partners shall be given access to sensitive and proprietary information or control over our intellectual property in order to provide services and support to our teams. These third parties may misappropriate our information or intellectual property and engage in unauthorized use of it or otherwise act in a way that places our brand at risk. The failure of these third parties to provide adequate services and technologies, the failure of third parties to adequately maintain or update their services and technologies or the misappropriation or misuse of this information or intellectual property could result in a disruption to our business operations or an adverse effect on our reputation, and may negatively impact our business.

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Our business is highly dependent on the success and availability of video game platforms manufactured by third parties.

We expect to derive a substantial portion of our revenues from esports games played on game platforms manufactured by third parties, such as Sony’s PS4®, Microsoft’s Xbox One®, and Nintendo’s Wii U® and Switch®, and PCs. The success of our business will be driven in large part by our ability to accurately predict which platforms will be successful in the marketplace. We also rely on the availability of an adequate supply of these video game consoles and the continued support for these consoles by their manufacturers. We may be required to commit significant resources well in advance of the anticipated introduction of a new platform. If increased costs are not offset by higher revenues and other cost efficiencies, our business could be negatively impacted. If the platforms for which we invested resources do not attain significant market acceptance, we may not be able to recover our costs, which could be significant.

The games we support are subject to scrutiny regarding the appropriateness of their content. If the publishers and distributors we partner with fail to receive their target ratings for certain titles, or if retailers refuse to sell such titles due to what they perceive to be objectionable content, it could have a negative impact on our business.

Console and PC games are subject to ratings by the Entertainment Software Rating Board (the “ESRB”), a self-regulatory body based in the U.S. that provides U.S. and Canadian consumers of interactive entertainment software with ratings information, including information on the content in such software, such as violence, nudity or sexual content, along with an assessment of the suitability of the content for certain age groups. Certain other countries have also established content rating systems as prerequisites for product sales in those countries. In addition, certain stores use other ratings systems, such as Apple’s use of its proprietary “App Rating System” and Google Play’s use of the International Age Rating Coalition (IARC) rating system. If the software publishers that supply our games are unable to obtain the ratings they have targeted for their products, it could have a negative impact on our business. In some instances, the software publishers and developers may be required to modify their products to comply with the requirements of the rating systems, which could delay or disrupt the release of any given product, or may prevent its sale altogether in certain territories, which would limited its availability for use in the games that our teams play.

We will depend on servers to operate our games with online features. If we were to lose server functionality for any reason, our business may be negatively impacted.

Our business at our game centers will rely on the continuous operation of servers, some of which are owned and operated by third parties. Although we shall strive to maintain more than sufficient server capacity, and provide for active redundancy in the event of limited hardware failure, any broad-based catastrophic server malfunction, a significant service-disrupting attack or intrusion by hackers that circumvents security measures, a failure of disaster recovery service or the failure of a company on which we are relying for server capacity to provide that capacity for whatever reason would likely degrade or interrupt the functionality of our games with online features, and could prevent the operation of such games altogether, any of which could result in the loss of sales for, or in, such games.

We also rely on networks operated by third parties, such as the PlayStation® Network, Xbox Live® and Steam®, for the functionality of the games we use which have online features. An extended interruption to any of these services could adversely affect our ability to operate our games with online features, negatively impacting our business.

Further, insufficient server capacity could also negatively impact our game center business. Conversely, if we overestimate the amount of server capacity required by our business, we may incur unnecessary additional operating costs.

The esports gaming industry is very “hit” driven. We may not have access to “hit” games or titles.

Select game titles dominate competitive esports and online gaming, including League of Legends, Minecraft, Fortnite and Overwatch, and many new games titles are regularly introduced in each major industry segment (console, mobile and PC free-to-download). Despite the number of new entrants, only a very few “hit” titles account for a significant portion of total revenue in each segment.

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The size and engagement level of our online and in person gamers are critical to our success and are closely linked to the quality and popularity of the esports game publishers with which we have licenses. Esports game publishers on our gaming platform, including those who have entered into license agreements with us, may leave us for other gaming platforms or leagues which may offer better competition, and terms and conditions than we do. Furthermore, we may lose esports game publishers if we fail to generate the number of gamers to our tournaments and league competitions expected by such publishers. In addition, if popular esports game publishers cease to license their games to us, or our live streams fail to attract gamers, we may experience a decline in gamer traffic, subscriptions and engagement, which may have a material and adverse impact on our results of operations and financial conditions.

We must continue to attract and retain the most popular esports gaming titles in order to maintain and increase the popularity of our leagues, tournaments and competitions, and ensure the sustainable growth of our gamer community. We must continue to identify and enter into license agreements with esports gaming publishers developing “hit’ games that resonate with our community on an ongoing basis. We cannot assure you that we can continue to attract and retain the same level of first-tier esports game publishers and our ability to do so is critical to our future success.

If we fail to keep our existing gamers highly engaged, to acquire new gamers, to successfully implement a membership model for our gaming community, our business, profitability and prospects may be adversely affected.

Our success depends on our ability to maintain and grow the number of gamers attending and participating in our in-person and online tournaments and competitions, and using our gaming platform, and keeping our gamers highly engaged. Of particular importance is the successful deployment and expansion of our membership model to our gaming community for purposes of creating predictable recurring revenues.

In order to attract, retain and engage gamers and remain competitive, we must continue to develop and expand our leagues, including internationally, produce engaging tournaments and competitions, successfully license the newest “hit” esports games and titles, implement new technologies and strategies, improve features of our gaming platform and stimulate interactions in our gamer community.

A decline in the number of our gamers in our ecosystem may adversely affect the engagement level of our gamers, the vibrancy of our gamer community, or the popularity of our league play, which may in turn reduce our monetization opportunities, and have a material and adverse effect on our business, financial condition and results of operations. If we are unable to attract and retain gamers, our revenues may decline and our results of operations and financial condition may suffer.

We cannot assure you that our online and in person gaming platform and centers will remain sufficiently popular with gamers to offset the costs incurred to operate and expand them. It is vital to our operations that we remain sensitive and responsive to evolving gamer preferences and offer first-tier esports game content that attracts our gamers. We must also keep providing gamers with new features and functions to enable superior content viewing, and social interaction. Further, we will need to continue to develop and improve our gaming platform and centers and to enhance our brand awareness, which may require us to incur substantial costs and expenses. If such increased costs and expenses do not effectively translate into an improved gamer experience and long-term engagement, our results of operations may be materially and adversely affected.

Risks Related to International Operations

The risks related to international operations, in particular in countries outside of the United States, could negatively affect the Company’s results.

It is expected that the Company will derive between 15% to 20% of its revenue from transactions denominated in currencies other than the United States dollar, such as Brazil, and the Company expects that receivables with respect to foreign sales will account for a significant amount of its total accounts and receivables. As such, the Company’s operations may be adversely affected by changes in foreign government policies and legislation or social instability and other factors which are not within the control of the Company, including, but not limited to, recessions in foreign economies, expropriation, nationalization and limitation or restriction on repatriation of funds, assets or earnings, longer receivables collection periods and greater difficulty in collecting accounts receivable, changes in consumer tastes and trends, renegotiation or nullification of existing contracts or licenses, changes in gaming policies, regulatory requirements or the personnel administering them, currency fluctuations and devaluations, exchange controls, economic sanctions and royalty and tax increases, risk of terrorist activities, revolution, border disputes, implementation of tariffs and other trade barriers and protectionist practices, taxation policies, including royalty and tax increases and retroactive tax claims, volatility of financial markets and fluctuations in foreign exchange rates, difficulties in the protection of intellectual property particularly in countries with fewer intellectual property protections, the effects that evolving regulations regarding data privacy may have on the Company’s online operations, adverse changes in the creditworthiness of parties with whom the Company has significant receivables or forward currency exchange contracts, labor disputes and other risks arising out of foreign governmental sovereignty over the areas in which the Company’s operations are conducted. The Company’s operations may also be adversely affected by social, political and economic instability and by laws and policies of such foreign jurisdictions affecting foreign trade, taxation and investment. If the Company’s operations are disrupted and/or the economic integrity of its contracts is threatened for unexpected reasons, its business may be harmed.

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The Company’s international activities may require protracted negotiations with host governments, national companies and third parties. Foreign government regulations may favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. In the event of a dispute arising in connection with the Company’s operations in a foreign jurisdiction where it conducts its business, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdictions of the courts of United States or enforcing American judgments in such other jurisdictions. The Company may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. Accordingly, the Company’s activities in foreign jurisdictions could be substantially affected by factors beyond the Company’s control, any of which could have a material adverse effect on it. The Company believes that management’s experience to date in commercializing its products, services and solutions in Brazil may be of assistance in helping to reduce these risks. Some countries in which the Company may operate may be considered politically and economically unstable.

Doing business in the industries in which the Company operates often requires compliance with numerous and extensive procedures and formalities. These procedures and formalities may result in unexpected or lengthy delays in commencing important business activities. In some cases, failure to follow such formalities or obtain relevant evidence may call into question the validity of the entity or the actions taken. Management of the Company is unable to predict the effect of additional corporate and regulatory formalities which may be adopted in the future including whether any such laws or regulations would materially increase the Company’s cost of doing business or affect its operations in any area.

The Company may in the future enter into agreements and conduct activities outside of the jurisdictions where it currently carries on business, which expansion may present challenges and risks that the Company has not faced in the past, any of which could adversely affect the results of operations and/or financial condition of the Company.

The Company is subject to foreign exchange and currency risks that could adversely affect its operations, and the Company’s ability to mitigate its foreign exchange risk through hedging transactions may be limited.

The Company expects that it will derive between 15% and 20% of its revenues in currencies other than the United States dollar; however, a substantial portion of the Company’s operating expenses are incurred in United States dollars. Fluctuations in the exchange rate between the U.S. dollar, the Real (Brazil) and other currencies may have a material adverse effect on the Company’s business, financial condition and operating results. The Company’s consolidated financial results are affected by foreign currency exchange rate fluctuations. Foreign currency exchange rate exposures arise from current transactions and anticipated transactions denominated in currencies other than United States dollars and from the translation of foreign-currency-denominated balance sheet accounts into United States dollar-denominated balance sheet accounts. The Company is exposed to currency exchange rate fluctuations because portions of its revenue and expenses are denominated in currencies other than the United States dollar, particularly the Real. In particular, uncertainty regarding economic conditions in Brazil pose risk to the stability of the Real. Exchange rate fluctuations could adversely affect the Company’s operating results and cash flows and the value of its assets outside of United States. If a foreign currency is devalued in a jurisdiction in which the Company is paid in such currency, then the Company’s customers may be required to pay higher amounts for the Company’s products or services, which they may be unable or unwilling to pay.

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While the Company may enter into forward currency swaps and other derivative instruments intended to mitigate the foreign currency exchange risk, there can be no assurance the Company will do so or that any instruments that the Company enters into will successfully mitigate such risk. If the Company enters into foreign currency forward or other hedging contracts, the Company would be subject to the risk that a counterparty to one or more of these contracts defaults on its performance under the contracts. During an economic downturn, a counterparty’s financial condition may deteriorate rapidly and with little notice, and the Company may be unable to take action to protect its exposure. In the event of a counterparty default, the Company could lose the benefit of its hedging contract, which may harm its business and financial condition. In the event that one or more of the Company’s counterparties becomes insolvent or files for bankruptcy, its ability to eventually recover any benefit lost as a result of that counterparty’s default may be limited by the liquidity of the counterparty. The Company expects that it will not be able to hedge all of its exposure to any particular foreign currency, and it may not hedge its exposure at all with respect to certain foreign currencies. Changes in exchange rates and the Company’s limited ability or inability to successfully hedge exchange rate risk could have an adverse impact on the Company’s liquidity and results of operations.

We may be unable to obtain licenses in new jurisdictions where our customers operate.

We are subject to regulation in any jurisdiction where our customers access our website. To expand into any such jurisdiction we may need to be licensed, or obtain approvals of our products or services. If we do not receive, or receive a revocation of a license in a particular jurisdiction for our products or services, we would not be able to sell or place our products or services in that jurisdiction. Any such outcome could materially and adversely affect our results of operations and any growth plans for our business.

Privacy concerns could result in regulatory changes and impose additional costs and liabilities on the Company, limit its use of information, and adversely affect its business.

Personal privacy has become a significant issue in the United States, Brazil, Europe, and many other countries in which the Company currently operates and may operate in the future. Many federal, state, and foreign legislatures and government agencies have imposed or are considering imposing restrictions and requirements about the collection, use, and disclosure of personal information obtained from individuals. Changes to laws or regulations affecting privacy could impose additional costs and liability on the Company and could limit its use of such information to add value for customers. If the Company were required to change its business activities or revise or eliminate services, or to implement burdensome compliance measures, its business and results of operations could be harmed. In addition, the Company may be subject to fines, penalties, and potential litigation if it fails to comply with applicable privacy regulations, any of which could adversely affect the Company’s business, liquidity and results of operation.

The Company’s results of operations could be affected by natural events in the locations in which it operates or where its customers or suppliers operate.

The Company, its customers, and its suppliers have operations in locations subject to natural occurrences such as severe weather and other geological events, including hurricanes, earthquakes, or flood that could disrupt operations. Any serious disruption at any of the Company’s facilities or the facilities of its customers or suppliers due to a natural disaster could have a material adverse effect on the Company’s revenues and increase its costs and expenses. If there is a natural disaster or other serious disruption at any of the Company’s facilities, it could impair its ability to adequately supply its customers, cause a significant disruption to its operations, cause the Company to incur significant costs to relocate or re-establish these functions and negatively impact its operating results. While the Company intends to seek insurance against certain business interruption risks, such insurance may not adequately compensate the Company for any losses incurred as a result of natural or other disasters. In addition, any natural disaster that results in a prolonged disruption to the operations of the Company’s customers or suppliers may adversely affect its business, results of operations or financial condition.

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Risks Related to Regulation

The Company is subject to various laws relating to trade, export controls, and foreign corrupt practices, the violation of which could adversely affect its operations, reputation, business, prospects, operating results and financial condition.

We are subject to risks associated with doing business outside of the United States, including exposure to complex foreign and U.S. regulations such as the Foreign Corrupt Practices Act (the “FCPA”) and other anti-corruption laws which generally prohibit U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions and other penalties. It may be difficult to oversee the conduct of any contractors, third-party partners, representatives or agents who are not our employees, potentially exposing us to greater risk from their actions. If our employees or agents fail to comply with applicable laws or company policies governing our international operations, we may face legal proceedings and actions which could result in civil penalties, administration actions and criminal sanctions. Any determination that we have violated any anti-corruption laws could have a material adverse impact on our business. Changes in trade sanctions laws may restrict the Company’s business practices, including cessation of business activities in sanctioned countries or with sanctioned entities.

Violations of these laws and regulations could result in significant fines, criminal sanctions against the Company, its officers or its employees, requirements to obtain export licenses, disgorgement of profits, cessation of business activities in sanctioned countries, prohibitions on the conduct of its business and its inability to market and sell the Company’s products or services in one or more countries. Additionally, any such violations could materially damage the Company’s reputation, brand, international expansion efforts, ability to attract and retain employees and the Company’s business, prospects, operating results and financial condition.

Regulations that may be adopted with respect to the internet and electronic commerce may decrease the growth in the use of the internet and lead to the decrease in the demand for Esports’ products and services.

The Company may become subject to any number of laws and regulations that may be adopted with respect to the internet and electronic commerce. New laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation, advertising, intellectual property, information security, and the characteristics and quality of online products and services may be enacted. As well, current laws, which predate or are incompatible with the internet and electronic commerce, may be applied and enforced in a manner that restricts the electronic commerce market. The application of such pre-existing laws regulating communications or commerce in the context of the internet and electronic commerce is uncertain. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel and personal privacy are applicable to the internet. The adoption of new laws or regulations relating to the internet, or particular applications or interpretations of existing laws, could decrease the growth in the use of the internet, decrease the demand for esports’ products and services, increase esports’ cost of doing business or could otherwise have a material adverse effect on esports’ business, revenues, operating results and financial condition.

Risks Relating to Our Common Stock and Our Warrants

The market price of our common stock and warrants is likely to be highly volatile because of several factors, including a limited public float.

The market price of our common stock has been volatile in the past and the market price of our common stock and our warrants is likely to be highly volatile in the future. You may not be able to resell shares of our common stock or our warrants following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

●	actual or anticipated fluctuations in our operating results;
●	the absence of securities analysts covering us and distributing research and recommendations about us;
●	we may have a low trading volume for a number of reasons, including that a large portion of our stock is closely held;
●	overall stock market fluctuations;
●	announcements concerning our business or those of our competitors;
●	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;
●	conditions or trends in the industry;
●	litigation;
●	changes in market valuations of other similar companies;
●	future sales of common stock;
●	departure of key personnel or failure to hire key personnel; and
●	general market conditions.

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Any of these factors could have a significant and adverse impact on the market price of our common stock and/or warrants. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock and/or warrants, regardless of our actual operating performance.

Our common stock has in the past been a “penny stock” under SEC rules, and our warrants (forming part of the units offered hereby) may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

In the past, our common stock was a “penny stock” under applicable SEC rules (generally defined as non-exchange traded stock with a per-share price below $5.00). Unless we maintain a per-share price above $5.00, our common stock and warrants will become “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

●	If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.
●	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock or our warrants and may affect your ability to resell our common stock and our warrants.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock or our warrants will not be classified as a “penny stock” in the future.

If the benefits of any proposed acquisition do not meet the expectations of investors, stockholders or financial analysts, the market price of our Common Stock may decline.

If the benefits of any proposed acquisition do not meet the expectations of investors or securities analysts, the market price of our Common Stock prior to the closing of the proposed acquisition may decline. The market values of our Common Stock at the time of the proposed acquisition may vary significantly from their prices on the date the acquisition target was identified.

In addition, broad market and industry factors may materially harm the market price of our Common Stock irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

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Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting charges or effects, including changes to our previously filed financial statements, which could cause our stock price to decline.

We prepare our consolidated financial statements in accordance with GAAP. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant effect on our reported results and retroactively affect previously reported results.

Being a public company results in additional expenses, diverts management’s attention and could also adversely affect our ability to attract and retain qualified directors.

As a public reporting company, we are subject to the reporting requirements of the Exchange Act. These requirements generate significant accounting, legal and financial compliance costs and make some activities more difficult, time consuming or costly and may place significant strain on our personnel and resources. The Exchange Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.

As a result, management’s attention may be diverted from other business concerns, which could have an adverse and even material effect on our business, financial condition and results of operations. These rules and regulations may also make it more difficult and expensive for us to obtain director and officer liability insurance. If we are unable to obtain appropriate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, could be adversely impacted.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

As a public reporting company with less than $1,070,000,000 in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);
●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);
●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and
●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

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Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1,070,000,000 in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions.

If we fail to maintain effective internal control over financial reporting, the price of our securities may be adversely affected.

Our internal control over financial reporting have weaknesses and conditions that require correction or remediation. For the year ended May 31, 2020 and the quarter ended November 30, 2020, we identified a material weakness in our assessment of the effectiveness of disclosure controls and procedures. We did not effectively segregate certain accounting duties due to the small size of our accounting staff. We are dependent upon our Chief Financial Officer, who is knowledgeable and experienced in the application of U.S. Generally Accepted Accounting Principles, to maintain our disclosure controls and procedures and the preparation of our financial statements for the foreseeable future. We plan to increase the size of our accounting staff at the appropriate time for our business and its size to ameliorate our concern that we do not effectively segregate certain accounting duties, which we believe would resolve the material weakness in disclosure controls and procedures, but there can be no assurances as to the timing of any such action or that we will be able to do so.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and if we fail to continue to comply, our business could be harmed, and the price of our securities could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act require an annual assessment of internal control over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal control over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In the event that our Chief Executive Officer or Chief Financial Officer determines that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our securities will be affected; however, we believe that there is a risk that investor confidence and the market value of our securities may be negatively affected.

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Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months, subject only to the current public information requirement. Affiliates may sell after six months, subject to the Rule 144 volume, manner of sale (for equity securities), current public information, and notice requirements. Of the approximately 1,325,453 shares of our common stock outstanding as of November 30, 2020, approximately 787,994 shares are tradable without restriction. Given the limited trading of our common stock, resale of even a small number of shares of our common stock pursuant to Rule 144 or an effective registration statement may adversely affect the market price of our common stock.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;
●	the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
●	limiting the liability of, and providing indemnification to, our directors and officers;
●	controlling the procedures for the conduct and scheduling of stockholder meetings;
●	providing that directors may be removed prior to the expiration of their terms by stockholders only for cause; and
●	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our security holders to receive a premium for their securities and could also affect the price that some investors are willing to pay for our securities.

We have never paid dividends on our common stock and have no plans to do so in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. See “Dividend Policy.”

We will indemnify and hold harmless our officers and directors to the maximum extent permitted by Delaware law.

Our bylaws provide that we will indemnify and hold harmless our officers and directors against claims arising from our activities, to the maximum extent permitted by Delaware law. If we were called upon to perform under our indemnification agreement, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

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Even if our recent Reverse Stock Split achieves the requisite increase in the market price of our Common Stock, there can be no assurance that we will be approved for listing on a national securities exchange or able to comply with other continued listing standards of a national securities exchange.

Even if our recent Reverse Stock Split increased the market price of our Common Stock sufficiently so that we comply with the minimum market price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to be approved for listing on a national securities exchange or maintain a listing of our Common Stock on such exchange.

The Reverse Stock Split may decrease the liquidity of the shares of our Common Stock.

The liquidity of the shares of our Common Stock may be affected adversely by the Reverse Stock Split given the reduced number of shares outstanding following the Reverse Stock Split. In addition, the Reverse Stock Split may have increased the number of shareholders who own odd lots (less than 100 shares) of our Common Stock, creating the potential for such shareholders to experience an increase in the cost of selling their shares and greater difficulty affecting such sales.

Holders of our warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to our common stock. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

USE OF PROCEEDS

The proceeds from the sale of the shares offered pursuant to this prospectus are solely for the account of the selling stockholder. We will not receive any of the proceeds from any sale of shares by the selling stockholder. See “Selling Stockholder” and “Plan of Distribution” below.

DETERMINATION OF OFFERING PRICE

The selling stockholder may sell the shares offered pursuant to this prospectus at prices and at terms prevailing or at prices related to the current market price, or in negotiated transactions.

SELLING STOCKHOLDER

The common stock being registered by this prospectus consists of 18,125 shares that are currently held by Laura Anthony, the selling stockholder, and were issued to Ms. Anthony pursuant to written compensation contracts by and between the Company and Ms. Anthony in connection with Ms. Anthony’s provision of legal advisory services to the Company. Ms. Anthony provides general legal advisory services to the Company, holds no other shares of common stock of the Company, holds less than 1% of the Company’s outstanding common stock and is not an affiliate of the Company.

We are registering these shares to permit the selling stockholder to resell these shares when she deems appropriate. The selling stockholder may resell all, a portion, or none of the shares, at any time and from time to time. The selling stockholders may also sell, transfer or otherwise dispose of some or all of the shares in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer the shares of common stock for sale under this prospectus.

PLAN OF DISTRIBUTION

The purpose of this reoffer prospectus is to allow the selling stockholder to offer for sale and sell all or a portion of her shares acquired in connection with the provision of certain advisory services to the Company. The selling stockholder may sell the shares of common stock registered pursuant to this reoffer prospectus directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These commissions as to any particular broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither we nor the selling stockholder can presently estimate the amount of this compensation.

The common stock offered under this reoffer prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve block transactions, on any national securities exchange on which the Company’s common stock may be then-listed.

The aggregate proceeds to the selling stockholder from the sale of the shares will be the purchase price of the common stock less discounts and commissions, if any. The selling stockholder reserves the right to accept and, together with her agents from time to time, to reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents. We will not receive any of the proceeds from a sale of the shares by the selling stockholder.

The selling stockholder and any broker-dealers or agents that participate in the sale of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the selling stockholder is an “underwriter” under the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

The shares to be offered or resold by means of this reoffer prospectus by the selling stockholder may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act. In addition, any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this reoffer prospectus.

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LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Anthony L.G., PLLC.

EXPERTS

Our balance sheets as of May 31, 2020 and May 31, 2019 and the related statement of operations, changes in stockholders’ equity and cash flows for the year ended May 31, 2020 and 2019 included in this registration statement and prospectus have been audited by Prager Metis CPAs, LLC, independent registered public accounting firm, as indicated in Prager Metis CPAs, LLC’s report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

Anthony L.G., PLLC will pass upon the validity of the shares of common stock offered pursuant to this prospectus. The selling stockholder, who will receive any and all proceeds from the sale of the shares offered pursuant to this prospectus, is the sole member of Anthony L.G., PLLC. Neither the selling stockholder nor Anthony L.G., PLLC provides services to the Company on a contingent basis.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our third amended and restated certificate of incorporation, as amended, provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our restated certificate provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law (“DGCL”).

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our third amended and restated certificate. Our bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification we provide to our officers and directors will only be able to be satisfied by us if we have sufficient funds outside of the trust account.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K with the SEC in order to meet our timely and continuous disclosure requirements. We may also file additional documents with the SEC if they become necessary in the course of the Company’s operations. All such filings are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings are also available free of charge at the website of the SEC at http://www.sec.gov. A copy of any document incorporated by reference into the registration statement of which this reoffer prospectus forms a part but which is not delivered with this reoffer prospectus will be provided by us without charge to any person to whom this reoffer prospectus has been delivered upon oral or written request to that person. Requests for such documents should be directed to our Corporate Secretary, c/o Simplicity Esports and Gaming Company, 7000 W. Palmetto Park Rd., Suite 505, Boca Raton, FL 33433, telephone number (855) 345-9467.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Except to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, the Company hereby incorporates by reference into the registration statement of which this reoffer prospectus forms a part the following documents:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2020, filed with the SEC on August 31, 2020;
●	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 2020 (filed with the SEC on October 15, 2020), and November 30, 2020 (filed with the SEC on January 14, 2020);
●	The Company’s Current Reports on Form 8-K filed on June 24, 2020, June 25, 2020, August 13, 2020, October 5, 2020, October 13, 2020, November 4, 2020, November 18, 2020, December 2, 2020, February 24, 2021 and March 16, 2021; and
●	The description of the Company’s securities contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on August 15, 2017, including any amendments or reports filed for the purpose of updating such description, including, but not limited to the Company’s Registration Statement on Form S-1/A (File No. 333-237634), as the same may be amended.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment to the registration statement of which this prospectus forms a part that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed also to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents; provided, however, that, to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, such information shall not be deemed incorporated by reference into the registration statement of which this prospectus forms a part.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which this prospectus forms a part.

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18,125 Shares

SIMPLICITY ESPORTS AND GAMING COMPANY

Common Stock

Reoffer Prospectus

March 18, 2021

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, the Company hereby incorporates by reference into this registration statement the following documents:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2020, filed with the SEC on August 31, 2020;
●	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 2020 (filed with the SEC on October 15, 2020), and November 30, 2020 (filed with the SEC on January 14, 2020);
●	The Company’s Current Reports on Form 8-K filed on June 24, 2020, June 25, 2020, August 13, 2020, October 5, 2020, October 13, 2020, November 4, 2020, November 18, 2020, December 2, 2020, February 24, 2021 and March 16, 2021; and
●	The description of the Company’s securities contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on August 15, 2017, including any amendments or reports filed for the purpose of updating such description, including, but not limited to the Company’s Registration Statement on Form S-1/A (File No. 333-237634), as the same may be amended.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed also to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents; provided, however, that, to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, such information shall not be deemed incorporated by reference into this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The Company’s balance sheets as of May 31, 2020 and May 31, 2019 and the related statement of operations, changes in stockholders’ equity and cash flows for the year ended May 31, 2020 and 2019 included in this registration statement and prospectus have been audited by Prager Metis CPAs, LLC, independent registered public accounting firm, as indicated in Prager Metis CPAs, LLC’s report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

Anthony L.G., PLLC will pass upon the validity of the shares of common stock offered pursuant to the prospectus which forms a part of this registration statement. The selling stockholder, who will receive any and all proceeds from the sale of the shares offered pursuant to the prospectus which forms a part of this registration statement, is the sole member of Anthony L.G., PLLC. Neither the selling stockholder nor Anthony L.G., PLLC provides services to the Company on a contingent basis.

Item 6. Indemnification of Directors and Officers.

Our third amended and restated certificate of incorporation, as amended, provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our restated certificate provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law (“DGCL”).

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our third amended and restated certificate. Our bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification we provide to our officers and directors will only be able to be satisfied by us if we have sufficient funds outside of the trust account.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

II-1

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

The shares being registered hereby were issued to the selling stockholder in transactions exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, as transactions by an issuer not involving a public offering. The selling stockholder represented her intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. Such selling stockholder had adequate access, through the relationship with the registrant, to information about the registrant.

Item 8. Exhibits.

Exhibit No.	Document
2.1	Share Subscription Agreement, dated May 3, 2018, by and among the Company, Smaaash Private, and the Smaaash Founders (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement filed with the SEC on September 19, 2018).
2.2	Amendment Cum Addendum to the Share Subscription Agreement dated May 3, 2018 (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement filed with the SEC on September 19, 2018).
2.3	Second Amendment Cum Addendum to the Share Subscription Agreement dated May 3, 2018 (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement filed with the SEC on September 19, 2018).
2.4	Third Amendment Cum Addendum to the Share Subscription Agreement dated May 3, 2018 (incorporated by reference to Annex A to the Company’s Proxy Statement Supplement, which was filed with the SEC on November 5, 2018).
2.5	Fourth Amendment Cum Addendum to the Share Subscription Agreement dated as of November 15, 2018 (incorporated by reference to Exhibit 2.5 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018).
2.6	Agreement and Plan of Merger, dated July 25, 2019, among the registrant, PLAYlive Nation, Inc., and owners of PLAYlive Nation, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 1, 2019).
3.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018).
3.2	Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on January 2, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2019).
3.3	Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on August 17, 2020 (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K filed with the SEC on August 31, 2020).
3.4	Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on September 18, 2020 (incorporated by reference to Exhibit 3.4 to the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-228906) filed with the SEC on October 5, 2020).
3.5	Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on September 29, 2020 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 5, 2020).
3.6	Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on October 12, 2020 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 13, 2020).

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Exhibit No.	Document
3.7	Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on November 2, 2020 (25) (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 4, 2020).
3.8	Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on November 17, 2020 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2020).
3.9	Bylaws (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-1 (File No. 333-219251) filed with the SEC on July 12, 2017).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-219251) filed with the SEC on July 31, 2017).
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-219251) filed with the SEC on July 31, 2017).
4.3	Warrant Agreement, dated August 16, 2017, by and between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 22, 2017).
4.4	Form of Warrant (Annex C to the Form of Warrant Agent Agreement attached as Exhibit 4.5) (incorporated by reference to Exhibit 4.4 to the Company’s Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-237634) filed with the SEC on October 23, 2020).
4.5	Form of Warrant Agent Agreement by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.5 to the Company’s Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-237634) filed with the SEC on October 23, 2020).
4.6	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.6 to the Company’s Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-237634) filed with the SEC on October 23, 2020).
5.1*	Opinion of Anthony L.G., PLLC.
10.1	Master Franchise Agreement, dated November 20, 2018, by and between the Company and Smaaash Private (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018).
10.2	Master License and Distribution Agreement, dated November 20, 2018, by and between the Company and Smaaash Private (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018).
10.3	Settlement and Release Agreement, dated November 20, 2018, by and between the Company and Maxim Group LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018).
10.4	Demand Secured Promissory Note, dated November 20, 2018, issued to Maxim Group LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018).
10.5	Escrow Agreement, dated November 20, 2018, by and among the Company, Ellenoff Grossman and Schole LLP and Shripal Morakhia (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018).
10.6	Smaaash Entertainment Inc. 2018 Equity Incentive Plan (incorporated by reference to Annex F to the Company’s Proxy Statement filed with the SEC on September 19, 2018). †
10.7	Side Letter, dated November 16, 2018, by and between the Company and Chardan Capital Markets, LLC (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018).
10.8	Letter of Undertaking, dated November 16, 2018, by Smaaash Private and Smaaash Founders (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018).
10.9	Addendum to Master Franchise Agreement, dated November 29, 2018, by and between the Company and Smaaash Private (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018).
10.10	Promissory Note, dated May 31, 2017, issued to I-AM Capital Partners LLC, our sponsor (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-219251) filed with the SEC on July 12, 2017).

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Exhibit No.	Document
10.11	Letter Agreement, dated August 16, 2017, by and between the Company, the Sponsor and the officers and directors of the Company (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on August 22, 2017).
10.12	Registration Rights Agreement, dated August 16, 2017, by and among the Company and our sponsor (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 22, 2017).
10.13	Securities Subscription Agreement, dated May 31, 2017, among the Registrant and our sponsor (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-219251) filed with the SEC on July 12, 2017).
10.14	Amended and Restated Unit Purchase Agreement, dated August 11, 2017, between the Registrant and our sponsor (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-219251) filed with the SEC on August 14, 2017).
10.15	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-219251) filed with the SEC on July 31, 2017).
10.16	Administrative Services Agreement, dated August 16, 2017, by and between the Company and our sponsor (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on August 22, 2017).
10.17	Shareholders’ Agreement, dated May 3, 2018, by and among the Company, FW Metis Limited, Mitesh R. Gowani, the Smaaash Founders, and Smaaash Private (incorporated by reference to Annex D to the Company’s Definitive Proxy Statement filed with the SEC on September 19, 2018).
10.18	Stock Purchase Agreement, dated as of November 2, 2018, by and between the Company and Polar Asset Management Partners Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 7, 2018).
10.19	Stock Purchase Agreement, dated as of November 5, 2018, by and between the Company and K2 Principal Fund L.P. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 7, 2018).
10.20	Amendment, dated December 20, 2018, by and among the Company, Polar Asset Management Partners Inc., and The K2 Principal Fund L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2018).
10.21	Share Exchange Agreement, dated December 21, 2018, by and among Smaaash Entertainment Inc., Simplicity Esports, LLC, Jed Kaplan and each of the equity holders of Simplicity Esports, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2018).
10.22	Amendment No. 1 to Share Exchange Agreement, dated December 28, 2018, by and among Smaaash Entertainment Inc., Simplicity Esports, LLC, Jed Kaplan and each of the equity holders of Simplicity Esports, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2018).
10.23	Securities Exchange Agreement, dated December 20, 2018, by and between Smaaash Entertainment Inc. and Maxim Group LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2018).
10.24	Series A-1 Exchange Convertible Note (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with SEC on December 28, 2018).
10.25	Series A-2 Exchange Convertible Note (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2018).
10.26	Registration Rights Agreement, dated December 20, 2018, by and between Smaaash Entertainment Inc. and Maxim Group LLC (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2018).
10.27	Lock-Up Agreement, dated December 20, 2018, by and between Smaaash Entertainment Inc. and Maxim Group LLC (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2018).
10.28	Amendment No. 2 to Share Exchange Agreement, dated December 30, 2018, by and among the Company, Simplicity Esports, LLC, and Jed Kaplan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with SEC on January 7, 2019).
10.29	Voting Agreement, Dated December 31, 2018, between the Company and the stockholders of the Company party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2019).

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Exhibit No.	Document
10.30	Employment Agreement, dated December 31, 2018, between the Company and Jed Kaplan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2019). †
10.32	Employment Agreement, dated December 31, 2018, between the Company and Roman Franklin (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2019). †
10.33	Employment Agreement, dated December 31, 2018, between the Company and Steven Grossman (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2019).†
10.34	Restricted Stock Award Agreement dated March 27, 2019 between the registrant and Jed Kaplan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 2, 2019).†
10.35	Restricted Stock Award Agreement dated March 27, 2019 between the registrant and Roman Franklin (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 2, 2019). †
10.36	Restricted Stock Award Agreement dated March 27, 2019 between the registrant and Steve Grossman (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 2, 2019). †
10.38	Exclusive Trademark and Symbol Use License Agreement, and Other Covenants, dated November 4, 2019, among Simplicity One Brasil LTDA and Clube de Regatas do Flamengo (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 22, 2020).
10.39	Common Stock Purchase Agreement, dated as of March 11, 2020, between the Company and Triton Funds LP (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 18, 2020).
10.40	Registration Rights Agreement, dated as of March 11, 2020, between the Company and Triton Funds LP (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 18, 2020).
10.41	10% Fixed Convertible Promissory Note dated April 29, 2020 issued by the Company in favor of Harbor Gates Capital, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2020).
10.42	Promissory Note dated May 12, 2020 issued by the Company in favor of Jed Kaplan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2020).
10.43	Form of Self-Amortization Promissory Note dated June 18, 2020 issued by the Company to an accredited investor (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 24, 2020).
10.44	Form of Securities Purchase Agreement dated June 18, 2020, by and between the Company and an accredited investor (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 24, 2020).
10.45	First Amendment to the Series A-2 Exchange Convertible Note issued on December 20, 2018 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 24, 2020).
10.46†	2020 Omnibus Incentive Plan (incorporated by reference to Appendix I Company’s Proxy Statement filed with the SEC on June 9, 2020).
10.47†	Employment Agreement dated July 29, 2020 by and between the Company and Jed Kaplan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2020).
10.48†	Employment Agreement dated July 29, 2020 by and between the Company and Roman Franklin (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2020).
10.49	Form of Self-Amortization Promissory Note dated August 7, 2020 issued by the Company to an accredited investor (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 13, 2020).
10.50	Self-Amortization Promissory Note dated November 23, 2020, issued by the Company to an accredited investor (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2020).

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Exhibit No.	Document
10.51	Securities Purchase Agreement dated November 23, 2020, by and between the Company and an accredited investor (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2020).
10.52	Common Stock Purchase Warrant dated November 23, 2020, issued by the Company to an accredited investor (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2020).
10.53	Promissory Note dated February 19, 2021, issued by the Company to the Holder (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2021).
10.54	Securities Purchase Agreement dated February 19, 2021, by and between the Company and the Holder (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2021).
10.55	Promissory Note dated March 10, 2021, issued by the Company to the Holder (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 16, 2021).
10.56	Securities Purchase Agreement dated March 10, 2021, by and between the Company and the Holder (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 16, 2021).
14.1	Code of Ethics (incorporated by reference to Exhibit 14 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-219251) filed with the SEC on July 31, 2017).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-237634) filed with the SEC on January 19, 2021).
23.1*	Consent of Prager Metis CPAs, LLC.
23.2*	Consent of Anthony L.G., PLLC (included on Exhibit 5.1).
24.1*	Power of Attorney (see signature page to this Registration Statement).
99.1*	Exchange Agreement by and between the registrant, Anthony L.G., PLLC and Laura Anthony, dated as of June 3, 2020.
99.2*	Exchange Agreement by and between the registrant, Anthony L.G., PLLC and Laura Anthony, dated as of November 25, 2020.
99.3*	Exchange Agreement by and between the registrant and Laura Anthony, dated as of March 2, 2021.

* Filed herewith

† Includes management contracts and compensation plans and arrangements.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

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(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 18, 2021.

SIMPLICITY ESPORTS AND GAMING COMPANY

By:	/s/ Jed Kaplan
Jed Kaplan
Chief Executive Officer and interim Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jed Kaplan as his or her true and lawful attorney-in-fact and agent, with the full power of substitution, for him or her in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on March 18, 2021.

Signature	Title	Date

/s/ Jed Kaplan	Chief Executive Officer, interim Chief Financial Officer,	March 18, 2021
Jed Kaplan	and Director (principal executive officer and principal financial officer)

/s/ Donald R. Caldwell	Chairman	March 18, 2021
Donald R. Caldwell

/s/ Roman Franklin	Director	March 18, 2021
Roman Franklin

/s/ Max Hooper	Director	March 18, 2021
Max Hooper

/s/ Frank Leavy	Director	March 18, 2021
Frank Leavy

/s/ Edward Leonard Jaroski	Director	March 18, 2021
Edward Leonard Jaroski

/s/ William H. Herrmann	Director	March 18, 2021
William H. Herrmann

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